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                                                                   EXHIBIT 10.10


                              EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made and entered into, at San Diego, California, as of the 19th day of April 1999, by and between 1st Net Technologies, Inc., a corporation duly organized under the laws of the State of Colorado (the "Company"), with offices at 11423 West Bernardo Court, San Diego, California, 92127, and Lawrence K. Kimball (hereinafter referred to as the "Executive"), who resides at 2755 Brant Street, San Diego, California 92103.

                                    RECITALS

WHEREAS: The Company currently employs and desires to continue to employ the Executive as Chief Financial Officer.

WHEREAS: The Executive is currently employed and desires to continue to be so employed by the Company, subject to the following terms and conditions.

                                   AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

                                   ARTICLE 1

                               TERM OF EMPLOYMENT

The Company hereby employs the Executive as Chief Financial Officer of the Company and the Executive hereby accepts such employment by the Company for a period of three (3) years (the "Term") commencing from April 19, 1999 (the "Commencement Date") and expiring upon the third anniversary of the Commencement Date, unless extended at the mutual option of the parties. This Agreement is subject to renewal only upon the approval of the Board of Directors of Company.

                                   ARTICLE 2

                             DUTIES AND OBLIGATIONS

2.1 During the Term of this Agreement, the Executive shall: (i) devote his full business time, attention and energies to the business of the Company; (ii) shall use his best efforts to promote the interests of the Company; (iii) shall perform all functions and services as the Chief Financial Officer of the Company, including general management and supervision over the operations of the business and employees of the Company; (iv) shall act in accordance with the policies and directives of the Company as determined from time to time by its Board and of Directors (the "Board") communicated to the Executive in writing; and (v) shall report directly to the Chief Executive Officer.

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2.2  The Executive covenants and agrees that, while actually employed by the
Company, he shall not engage in any other Internet-related business duties or pursuits whatsoever, or directly or indirectly render any services of a business or commercial nature to any other person or organization, including, but not limited to, providing services to any business that is in competition with or similar in nature to the Company, whether for compensation or otherwise, without the prior written consent of the Board. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this Agreement, if those activities do not materially interfere with the services required under this Agreement, and shall not require the prior written consent of the Board. Notwithstanding anything herein contained to the contrary, this Agreement shall not be construed to prohibit the Executive from making passive personal investments or conducting personal business, financial or legal affairs or other personal matters if those activities do not materially interfere with the services required hereunder. In addition to the foregoing, notwithstanding anything contained herein to the contrary, this Agreement shall not be construed to prohibit the Executive from serving as a director or board member of any other corporation, company, or other business entity, and such service shall not require approval by the Board, unless such entity is deemed by the Board, in the exercise of its reasonable discretion, to be a prospective or actual competitor of the Company.

2.3 The principal location in which the Executive's services are to be performed will be the San Diego, California area. The Executive shall not be required to change such principal location without his consent.

                                   ARTICLE 3

                                  COMPENSATION

3.1 As compensation for the services to be rendered by the Executive pursuant to this Agreement, the Company hereby agrees to pay the Executive a base salary equal to at least Seventy Thousand Dollars ($70,000.00) per year during the Term of this Agreement, which rate shall be reviewed by the Board at least annually and may be increased (but not reduced) by the Board in such amounts as the Board deems appropriate. The base salary shall be paid in substantially equal bimonthly installments in accordance with the normal payroll practices of the Company.

3.2 The Company shall provide the Executive with the opportunity to earn an annual bonus for each fiscal year of the Company, occurring in whole or in part during the Term. The annual bonus payable to the Executive shall be in such amount and based on such criteria for the award as may be established by the Board from time to time. Any bonus shall be paid as promptly as practicable following the end of the preceding fiscal year. The Executive shall participate also in all other short-term and long-term bonus or incentive plans or arrangements in which other senior executives of the Company are eligible to participate from time to time. The provisions of this Section 3.2 shall be subject to the provisions of Section 3.5.
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3.3 As further consideration for the services rendered by the Executive during the Term, the Executive shall be granted stock options to purchase shares of the Company's common stock on the terms and conditions set forth in the attached Schedule A (each an "Option").

3.4 The Company shall have the right to deduct or withhold from the compensation due to the Executive hereunder any and all sums required for federal income and employee social security taxes and all state or local income taxes now applicable or that may be enacted and become applicable during the Term.

3.5 In the event the Company becomes a "publicly held corporation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company may provide for shareholder approval of any performance based compensation provided herein which is first created after the Company becomes so "publicly held," and may provide for the establishment of a compensation committee to establish any applicable performance goals and determine whether such performance goals have been met.

                                   ARTICLE 4

                               EMPLOYEE BENEFITS

4.1 The Company agrees that the Executive shall be entitled to all ordinary and customary perquisites afforded to executive employees of the Company, at the Company's sole expense (except to the extent employee contribution may be required under the Company's benefit plans as they may now or hereafter exist), which shall in no event be less than the benefits afforded to the Executive on the date hereof and the other executive employees of the Company as of the date hereof or from time to time, but in any event shall include any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, life insurance coverages, any medical, dental, health and welfare plans or insurance coverages for Executive and his wife, and any stock purchase programs that are approved by the Board on terms and conditions at least as favorable as provided to the Executive on the date hereof and other senior executives of the Company as of the date hereof or from time to time.

4.2 The Executive shall be entitled to three (3) weeks of paid vacation for each year of his employment hereunder (including four weeks for 1999), which, to the extent unused in any given year, may be carried over in accordance with the policies of the Company then in effect. Notwithstanding anything to the contrary, however, the Executive shall be entitled to carry over any unused vacation for a period not less than two (2) years.

4.3 The Executive shall be entitled to a car allowance of Three Hundred Dollars ($300) per month during the Term.

4.4 The Company shall reimburse the Executive for all reasonable fees and costs incurred the purchase, installation, and reasonable operating expenses of a recent model laptop and high-speed Internet connection. All amounts paid pursuant to this Section 4.4 shall be equal on a net after tax basis to the fees incurred by the Executive, provided, however, that, as a condition to
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such reimbursement, the Executive shall furnish to the Company adequate records and other documentary evidence substantiating each expenditure.

                                   ARTICLE 5

                               BUSINESS EXPENSES

5.1 The Company shall pay or reimburse the Executive for all reasonable and authorized business expenses incurred by the Executive during the Term; such payment or reimbursement shall not be unreasonably withheld so long as said business expenses have been incurred for and promote the business of the Company and are normally and customarily incurred by employees in comparable positions at other comparable businesses in the same or similar market. Notwithstanding the above, and except as otherwise provided in Section 4.4 hereof, the Company shall not pay or reimburse the Executive for the costs of any membership fees or dues for private clubs, civic organizations, and similar organizations or entities, unless such organizations and the fees and costs associated therewith have first been approved in writing by the Board.

5.2 The Company shall reimburse the Executive for expenses incurred with business-related travel. Notwithstanding the above, the Company shall not pay or reimburse the Executive for the costs of any business-related travel to the extent such costs exceed the cost of Business Class.

5.3 As a condition to reimbursement under this Article 5, the Executive shall furnish to the Company adequate records and other documentary evidence required by federal and state statutes and regulations for the substantiation of each expenditure. The Executive acknowledges and agrees that failure to furnish the required documentation may result in the Company denying all or part of the expense for which reimbursement is sought.


                                   ARTICLE 6

                           TERMINATION OF EMPLOYMENT

6.1 The Board may, during the Term, without notice to the Executive, terminate this Agreement and discharge the Executive for Cause, whereupon the respective rights and obligations of the parties hereunder shall terminate; provided, however, that the Company shall immediately pay the Executive any amount due and owing pursuant to Articles 3, 4 and 5, prorated to the date of termination; provided, further, however, that no termination for Cause may occur without the Executive having the right to a hearing with the Executive's counsel present.
As used herein, the term "for Cause" shall refer to the termination of the Executive's employment as a result of any one or more of the following: (i) any conviction of the Executive for a felony; (ii) the gross-willful misconduct of the Executive or, (iii) the gross dishonesty of the Executive.
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6.2  Anything in this Agreement to the contrary notwithstanding, the Board shall have the right, at any time in its sole and subjective discretion, to terminate this Agreement without Cause upon not less than thirty (30) days prior written notice to the Executive. The term "termination without Cause" shall mean the termination of the Executive's employment for any reason other than those expressly set forth in Section 6.1, or no reason at all, and shall also mean the Executive's decision to terminate this Agreement by reason of any act, decision or omission by the Company or the Board that: (A) materially modifies, reduces, changes, or restricts the Executive's salary, bonus opportunities, options or other compensation benefits or perquisites, or the Executive's authority, functions, services, duties, rights, and privileges as, or commensurate with the Executive's position as, Chief Financial Officer of the Company as described in Section 2.1 hereof; (B) relocates the Executive without his consent from the Company's offices located at 11423 W. Bernardo Court, Sand Diego, California, 92127 to any other location in excess of fifty (50) miles beyond the geographic limits of San Diego, California; (C) deprives the Executive of his titles and positions of Chief Financial Officer of the Company; or (D) involves or results in any failure by the Company to comply with any material provision of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive (each a "Good Reason"). The Company also shall (i) continue to provide to the Executive and his beneficiaries, at its sole cost, the insurance coverages referred to in
Section 4.1 above, and (ii) pay to the Executive in a single lump-sum payment the aggregate cost of the benefits (other than insurance coverages) 5 under
Section 4.1 hereof, in each case to the extent he would have received such insurance coverages and benefits had he remained employed by the Company for the greater of (A) the remaining balance of the Term or (B) two (2) years.

6.3 The Executive's employment shall terminate automatically upon the Executive's death during the Term. If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred during the Term, it shall give written notice to the Executive of its intention to terminate his employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of his duties. Anything in this Agreement to the contrary notwithstanding, upon the death or Disability of the Executive, the Company shall provide the Executive or his successors, heirs, designees, or assigns, with continued payment of the Executive's then current base salary and all benefits under Article 4 hereof for two (2) years. For purpose of this Agreement, "Disability" shall mean the inability of the Executive to perform his duties to the Company on account of physical or mental illness or incapacity for a period of one hundred eighty
(180) consecutive calendar days, or for a period of two hundred ten (210) calendar days, whether or not consecutive, during any three hundred sixty-five
(365) day period.

6.4 Anything in this Agreement to the contrary notwithstanding, the Executive shall have the right, at any time in his sole and subjective discretion, to terminate this Agreement without Good Reason upon not less than thirty (30) days prior written notice to the Company. In the event the Executive voluntarily terminates his employment hereunder other than for Good Reason, the respective rights and obligations of the parties hereunder shall terminate; provided, however, that the Company shall immediately pay the Executive any amount due and owing pursuant to Articles 3, 4 and 5, prorated to the date of termination.
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6.5  Anything in this Agreement to the contrary notwithstanding, upon the
Executive's termination under this Article 6, the Company's obligations with respect to any stock option to purchase shares of the Company's common stock granted to the Executive shall be determined by the terms and conditions of such option as set forth in the Executive's written option agreement regarding such option, which shall be fully consistent with the terms and conditions set forth in attached Schedule A with respect to the options described therein.


                                   ARTICLE 7

                       NO MITIGATION OR OFFSET; INSURANCE

7.1 The Executive shall not be required to seek other employment or to reduce any severance benefit payable to him under Article 6 hereof, and no severance benefit shall be reduced on account of any compensation received by the Executive from other employment. The Company's obligation to pay severance benefits under this Agreement shall not be reduced by any amount owed by the Executive to the Company.

7.2

     (a) The Company shall provide Executive with D&O insurance coverage at least as favorable to Executive as what the Company maintains as of the date hereof or such greater coverage as the Company may maintain from time to time.

     (b) Upon the written request of the Executive specifying the amount of a requested advance and the intended use thereof, the Company shall indemnify Executive for his expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement incurred by him in connection with such claim, action, suit, proceeding or appeal whether civil, criminal, administrative, investigative or otherwise, in advance of the final disposition of any such claim, action, suit, proceeding or appeal therefrom to the fullest extent permitted under California law.

                                   ARTICLE 8

                             RESTRICTIVE COVENANTS

8.1 During the Term and following termination of this Agreement, the Executive agrees that, without the Company's prior written consent, he will not use or disclose to any person, firm, association, partnership, entity or corporation, any confidential information concerning:

     (i)       the business operations or internal structure of the Company;

     (ii)      the customers of the Company;

     (iii)     the financial condition of the Company; and

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     (iv) other confidential information pertaining to the Company, including without limitation, trade secrets, technical data, marketing analyses and studies, operating procedures, customer and/or inventor lists, or the existence or nature of any of the Company's agreements (other than this Agreement and any other option or compensation related agreements involving the Executive); provided, however, that the Executive shall be entitled to disclose such information:

          (i) to the extent the same shall have otherwise become publicly available (unless made publicly available by the Executive);

          (ii) during the course of or in connection with any actual or potential litigation, arbitration, or other proceeding based upon or in connection with the subject matter of this Agreement;

          (iii) as may be necessary or appropriate to conduct his duties hereunder, provided the Executive is acting in good faith and in the best interest of the Company; or

          (iv)  as may be required by law or judicial process.

8.2 The Executive acknowledges that he has established and will continue to establish favorable relations with the customers, clients and accounts of the Company and will have access to trade secrets of the Company. Therefore, in consideration of such relations and to further protect trade secrets, directly or indirectly, of the Company, the Executive agrees that during the Term and for a period of one (1) year from the date of termination of the Executive, the Executive will not, directly or indirectly, without the express written consent of the Board:

     (i) own or have any interest in or act as an officer, director, partner, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist in, any business which is engaged, directly or indirectly, in any business competitive with the Company in those Internet-related markets in which the Company competes within the United States at any time during the Term, or become associated with or render services to any person, firm, corporation or other entity so engaged ("Competitive Businesses"); provided, however, that the Executive may own without the express written consent of the Company not more than two (2) percent of the issued an outstanding securities of any company or enterprise whose securities are listed on a national securities exchange or actively traded in the over the counter market; (ii) solicit clients, customers or accounts of the Company for, on behalf of or otherwise related to any such Competitive Businesses or any products related thereto; or (iii) solicit any person who is or shall be in the employ or service of the Company to leave such employ or service for employment with the Executive or an affiliate of the Executive. Notwithstanding the foregoing, if any court determines that the covenant not to compete, or any part thereof, is unenforceable because of the duration of such provision or the geographic area or scope covered thereby, such court shall have

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            the power to reduce the duration, area or scope of such provision to the extent necessary to make the provision enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

8.3 Recognizing the irreparable damage will result to the Company in the event of the breach or threatened breach of any of the foregoing covenants and assurances by the Executive contained in Sections 8.1 and 8.2 hereof, and that the Company's remedies at law for any such breach or threatened breach may be inadequate, the Company and its successors and assigns, in addition to such other remedies which may be available to them, shall be entitled to an injunction to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining the Executive, and each and every person, firm or company acting in concert or participation with him, from the continuation of such breach. The obligations of the Executive and rights of the Company pursuant to this Article 9 shall survive the termination of this Agreement. The covenants and obligations of the Executive set forth in this Article 9 are in addition to and not in lieu of or exclusive of any other obligations and duties the Executive owes to the Company, whether expresses or implied in fact or law.

                                   ARTICLE 9

                               GENERAL PROVISIONS

9.1 This Agreement and attached schedules (which are incorporated herein and shall be treated as part of hereof) are intended to be the final, complete and exclusive agreement between the parties relating to the employment of the Executive by the Company with respect to the Term and all prior or contemporaneous understandings, representations and statements, oral or written, are merged herein. Notwithstanding anything to the contrary, the terms and conditions of any stock option agreements signed by the Executive prior to the date hereof shall remain in effect. No modification waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement thereof is or may be sought.

9.2 No waiver, by conduct or otherwise, by any party of any term, provision, or condition of this Agreement, shall be deemed or construed as a further or continuing waiver of any such term, provision, or condition nor as a waiver of a similar or dissimilar condition or provision at the same time or at any prior or subsequent time.

9.3 The rights under this Agreement, or by law or equity, shall be cumulative and may be exercised at any time and from time to time. No failure by any party to exercise, and no delay in exercising, any rights shall be construed or deemed to be a waiver thereof, nor shall any single or partial exercise by any party preclude any other or future exercise thereof or the exercise of any other right.

9.4 Except as otherwise provided in this Agreement, any notice, approval, consent, waiver or other communication required or permitted to be given or to be served upon any person in connection with this Agreement shall be in writing. Such notice shall be personally served, sent by telegram, tested telex, fax or cable, or sent prepaid by either registered or certified mail with
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return receipt requested or Federal Express and shall be deemed given (i) if personally served or by Federal Express, when delivered to the person to whom such notice is addressed, (ii) if given by telegram, telex, fax or cable, when sent, or (ii) if given by mail, two (2) business days following deposit in the United States mail. Any notice given by telegram, telex, fax or cable shall be confirmed in writing by overnight mail or Federal Express within forty-eight
(48) hours after being sent. Such notices shall be addressed to the party to whom such notice is to be given at the party's address set forth below or as such party shall otherwise direct. If to the Company 1st Net Technologies, Inc. 11423 West Bernardo Court, San Diego, California 92103.

9.5 The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

9.6 This Agreement shall be construed and enforced in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof, except that the indemnification provisions of Section 8.2 shall be governed by California law without regard to conflict of laws principles.

9.7 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

9.8 The provisions of this Agreement are agreed to be severable, and if any provision, or application thereof, is held invalid or unenforceable, then such holding shall not effect any other provision or application.

9.9 As used herein, and as the circumstances require, the plural term shall include the singular, the singular shall include the plural, the neuter term shall include the masculine and feminine genders, and the feminine term shall include the neuter and the masculine genders.

9.10 Any controversy or claim arising out of, or related to, this Agreement, or the breach thereof, shall be settled by binding arbitration in the City of San Diego, California, in accordance with the rules then in effect of the American Arbitration Association, and the arbitrator's decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party hereto shall pay its or their own expenses incident to the negotiation, preparation and resolution of any controversy or claim arising out of, or related to, this Agreement, or the breach thereof, provided, however, the Company shall pay and be solely responsible for any attorneys' fees and expenses and court or arbitration costs incurred by the Executive as a result of a claim that the Company has breached or otherwise failed to perform this Agreement or any provision hereof to be performed by the Company if the Executive prevails in the contest in whole or in part.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                1ST NET TECHNOLOGIES, INC.,
                                a Colorado corporation


                                /s/ GREGORY D. WRITER, JR.
                                -----------------------------------------------
                                Gregory D. Writer, Jr., Chief Executive Officer


                                /s/ LAWRENCE K. KIMBALL
                                ------------------------------------------------
                                Lawrence K. Kimball, individually

                                   SCHEDULE A

As further consideration for the services rendered by the Executive during the Term, the Executive shall be granted Options on the terms and conditions set forth below, effective as of April 19, 1999. Each such Option shall be effective upon such grant effective date.

1. Regular Options. The Executive shall be granted Options to purchase one hundred fifty thousand (150,000) shares of the Company's common stock. The Regular Options shall have a ten (10) year term (the "Regular Option Term") of exercise and, except as otherwise provided herein, shall remain exercisable following vesting for the full term. The exercise price of an Option granted as a Regular Option shall be exercisable at a price of $5.00 per share.

          (i) Vesting. The Regular Options shall vest based on the continued employment of the Executive in equal installments of 12,500 Options each quarter, ending July 19, 1999, October 19, 1999, January 19, 2000, and April 19, 2000 for the first year of employment, and quarterly thereafter for the second and third years of employment.

          (ii) Payment Upon Exercise. Payment for the shares subject to any Regular Option may be tendered in cash or by certified, bank cashier's or teller's check or by shares of the Company's common stock (valued at fair market value (as determined by the Company) as of the date of tender) already owned by the Executive, or some combination of the foregoing or such other form of consideration which has been approved by the Board, including any approved cashless exercise mechanism or a promissory note given by the Executive.

          (iii) Termination for Cause. As of the date of the Executive's termination for Cause under Section 6.1 of this Agreement, any unvested or unexercised portion of the Regular Options shall terminate immediately and shall be of no further force or effect.

          (iv) Termination Without Cause or for Good Reason. As of the date of the Executive's termination by the Company without Cause or by the Executive for Good Reason under Section 6.2 of this Agreement, any unvested portion of the Regular Options shall become immediately and fully vested and exercisable from such termination of employment until the date that is two (2) years following the termination date.

          (v) Termination due to Death or Disability. As of the date of the Executive's termination due to death or Disability under
                    Section 6.3 of this Agreement, any unvested portion of the Regular Options shall become immediately and fully vested and exercisable. Any previously vested but unexercised Regular Options shall remain exercisable from the date of such termination of employment until the end of the Regular Option Term or, if earlier, the date that is two (2) years following the termination date.

(vi) Termination Without Good Reason. As of the date of any voluntary termination of employment with the Company by the Executive other than due to death or Disability, and other than for Good Reason, any unvested portion of the Regular Options shall terminate immediately and shall be of no further force or effect. Any previously vested but unexercised Regular Options shall remain exercisable from the date of such termination of employment until the end of the Regular Option Term or, if earlier, the date that is one (1) year following the termination date.

     (i)